                                                                       Exhibit 1

                            WESTERN PCS CORPORATION


                            SERIES A PREFERRED STOCK
                               PURCHASE AGREEMENT



                                 April 10, 1995



                                     Among

                            Western PCS Corporation

                          Western Wireless Corporation

                                      and

                          The Purchasers listed on the

                           Signature Pages and on the

                             Schedule of Purchasers

                               TABLE OF CONTENTS

Section              1       Authorization and Closing.........................  1
                     1A.     Authorization of the Series A Preferred and the...  1
                             Exchange Rights
                     1B.     Purchase and Sale of Series A Preferred and.......  1
                             Issuance of Exchange Rights
                     1C.     The Closing.......................................  1
Section              2       Conditions of Each Purchaser's Obligation at
                             Closing...........................................  2
                     2A.     Representations and Warranties....................  2
                     2B.     Certificate of Designation........................  2
                     2C.     Authorization of Exchange Rights..................  2
                     2D.     Stockholders Agreement............................  2
                     2F.     Blue Sky Clearance................................  3
                     2G.     Opinion of the Company's Counsel..................  3
                     2H.     Closing Documents.................................  3
                     2I.     Proceedings.......................................  4
                     2J.     Waiver............................................  4
Section              3       Covenants.........................................  4
                     3A.     Financial Statements and Other Information........  4
                     3B.     Inspection of Property............................  5
                     3C.     Restrictions......................................  5
                     3D.     Affirmative Covenants.............................  7
                     3E.     Compliance with Agreements........................  8
                     3I.     Board of Directors................................  8
Section              4       Transfer of Restricted Securities.................  9
Section              5       Representations and Warranties of the Company..... 10
                     5A.     Organization and Corporate Power.................. 10
                     5B.     Capital Stock and Related Matters................. 10
                     5C.     Authorization; No Breach.......................... 11
                     5D.     Closing Date...................................... 11
Section              6       Definitions....................................... 12
Section              7       Exchange Rights................................... 15
                     7A.     Exchange Rights of Purchaser...................... 15
                     7B.     Exchange Rights of WWC............................ 15
                     7C.     Exchange on Public Offering....................... 16
                     7D.     Exchange on Dissolution........................... 16
                     7E.     Increase or Combination of WWC Common Stock....... 16
                     7F.     Reorganization, Reclassification, Consolidation,.. 16
                             Merger or Sale
Section              8       Miscellaneous..................................... 17
                     8A.     Remedies.......................................... 17
                     8B.     Purchaser's Investment Representations............ 17
                     8C.     Consent to Amendments............................. 17
                     8D.     Survival of Representations and Warranties........ 18
                     8E.     Successors and Assigns............................ 18


                                      121

                8F.    Severability.....................................   18
                8G.    Counterparts.....................................   18
                8H.    Descriptive Headings.............................   18
                8I.    Governing Law....................................   18
                8J.    Notices..........................................   19
                8K.    Entire Agreement.................................   19
                8L.    Understanding Among the Purchasers...............   19
                8M.    Holdback Agreement...............................   20
                8N.    Transferability..................................   20
                8O.    Control, Liability, and Expenses.................   20
                8P.    No Ownership in Other PCS License or Related
                       Entity...........................................   21
                8Q.    Receipt of and Reliance on Offering Materials....   21


Schedule List


                    Schedule of Purchasers

Exhibit List

Exhibit A           Form of Certificate of Designation

Exhibit B           Form of First Amendment to Stockholders Agreement

Exhibit C           Form of Opinion of Preston Gates & Ellis

                            WESTERN PCS CORPORATION

                            SERIES A PREFERRED STOCK
                               PURCHASE AGREEMENT
                               ------------------



          This Western PCS Corporation Series A Preferred Stock Purchase Agreement (this "Agreement"), is made as of APRIL 10, 1995 among Western Wireless Corporation, a Delaware corporation ("WWC"), Western PCS Corporation, a Delaware Corporation that is a subsidiary of WWC (the "Company" or "Western PCS"), and the Persons listed on the signature pages and on the Schedule of Purchasers attached hereto (referred to collectively herein as the "Purchasers" and individually as a "Purchaser"). EXCEPT AS OTHERWISE INDICATED HEREIN, CAPITALIZED TERMS USED HEREIN ARE DEFINED IN SECTION 6 HEREOF.

          The parties hereto agree as follows:

          Section 1.  Authorization and Closing.
                      -------------------------

          1A.  Authorization of the Series A Preferred and the Exchange Rights.
               ---------------------------------------------------------------
The Company shall authorize the issuance and sale to the Purchasers of up to 6,000,000 shares of its Series A Preferred Stock, $0.001 par value (the "Series A Preferred") having the rights and preferences set forth in Exhibit A attached hereto. On the terms and in accordance with the procedures set forth herein, the Series A Preferred is also (i) convertible into shares of the Company's Common Stock, $0.001 par value (the "Western PCS Common Stock"), and (ii) exchangeable into shares of the Common Stock, $0.001 par value, of WWC (the "WWC Common Stock"). WWC shall authorize the rights, terms, obligations, and conditions with respect to the exchange of the Series A Preferred into WWC Common Stock (the "Exchange Rights") pursuant to the terms hereof.

          1B.  Purchase and Sale of the Series A Preferred and issuance of the
               ---------------------------------------------------------------
Exchange Rights.  At the Closing, the Company shall sell to each Purchaser and,
- ---------------
subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company the number of shares of Series A Preferred set forth alongside such Purchaser's name on the Schedule of Purchasers and the signature page(s) for such Purchaser attached hereto at a price of $35.00 per share. The sale of Series A Preferred to each Purchaser shall constitute a separate sale hereunder. At the Closing, and in connection with the sale, WWC shall issue to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall accept from WWC the Exchange Rights issued in connection with the Series A Preferred.

          1C.  The Closing.  The closing of the purchases and sales of the
               -----------
Series A Preferred and issuance of the Exchange Rights (the "Closing") may take place in one or in multiple transactions. The first transaction shall take place at the offices of

Preston Gates & Ellis as of 5 p.m. on or about April 10, 1995, or at such other place or on such other date as may be mutually agreeable to the Company and each Purchaser so long as the period is not extended beyond the Expiration Date. The last transaction shall not take place any later than the Expiration Date. At the Closing, the Company shall deliver to each Purchaser stock certificates evidencing the Series A Preferred to be purchased by such Purchaser at such time, registered in such Purchaser's or its nominee's name, upon payment of the purchase price thereof by a cashier's or certified check, or by wire transfer of immediately available funds to the Company's account at U.S. Bank of Washington, in the amount set forth opposite such Purchaser's name on the Schedule of Purchasers. A separate Schedule of Purchasers may be prepared for each closing, each dated as of the particular Closing date, and collectively all such schedules shall be considered the Schedule of Purchasers. The Exchange Rights shall be referenced on the stock certificates evidencing the Series A Preferred and shall otherwise exist by authority of this Agreement. All references hereinafter to the Series A Preferred shall include both the Series A Preferred and the Exchange Rights, and all references to actions by the Company in connection herewith shall include actions of WWC, unless the context requires otherwise.

          Section 2.  Conditions of Each Purchaser's Obligation at the Closing.
                      --------------------------------------------------------
The obligation of each Purchaser to purchase and pay for the Series A Preferred at the Closing is subject to the satisfaction as of the Closing of the following conditions:

          2A.  Representations and Warranties.  The representations and
               ------------------------------
warranties contained in Section 5 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

          2B.  Certificate of Designation.  The Company shall have duly adopted,
               --------------------------
executed, and filed with the Secretary of State of Delaware a Designation of Series A Preferred Stock Terms establishing the terms and the relative rights and preferences of the Series A Preferred in the form set forth in Exhibit A hereto (the "Certificate of Designation"), and the Company shall not have adopted or filed any other document designating terms, relative rights, or preferences of its preferred stock, other than the Company's Series A Preferred Stock (the "Series A Preferred"). The Certificate of Designation shall be in full force and effect as of the Closing under the laws of Delaware and shall not have been amended or modified. Upon filing, the Certificate of Designation shall become part of and be included in the Company's Certificate of Incorporation.

          2C.  Authorization of Exchange Rights.  WWC shall have taken all
               --------------------------------
requisite corporate action to authorize the issuance and existence of the Exchange Rights and shall have reserved sufficient shares of WWC Common Stock for issuance on exercise of the Exchange Rights.

          2D.  Stockholders Agreement.  WWC, certain of the Purchasers and
               ----------------------
certain others shall have entered into an amendment to the Stockholders Agreement dated July 29, 1994, which amendment shall be in form and substance as set forth in Exhibit B attached hereto and shall provide for, among other things, (i) a waiver of certain Preemptive Rights to purchase WWC Equity Securities, as defined in the Stockholders Agreement, in connection with the Company's sale of the Series A Preferred Stock, (ii) the extension of Tag-Along rights, as defined in the Stockholders Agreement, to the WWC Common Stock issuable in exchange for the Series A Preferred as described herein, and (iii) the extension of Registration rights, as defined in the Stockholders Agreement, to the WWC Common Stock issuable in exchange for the Series A Preferred pursuant to the Exchange Rights as described herein. The Stockholders Agreement as so amended (hereafter, the "Stockholders Agreement") shall be in full force and effect as of the Closing.

          2E.  Blue Sky Clearances.  The Company and WWC shall have made all
               -------------------
filings under applicable state securities laws necessary to consummate the issuance of the Series A Preferred and the Exchange Rights pursuant to this Agreement in compliance with such laws.

          2F.  Opinion of the Company's Counsel.  Each Purchaser shall have
               --------------------------------
received from Preston Gates & Ellis, counsel for the Company, an opinion with respect to the matters set forth in Exhibit C attached hereto, which shall be addressed to all Purchasers, dated the date of the Closing and in form and substance satisfactory to each Purchaser.

          2G.  Closing Documents.  The Company and WWC, as the case may be,
               -----------------
shall have delivered all of the following documents to each Purchaser who requested the same:

               (i) an Officer's Certificate of each of Western PCS and WWC, respectively and as the case may be, dated the date of the Closing, stating that the relevant conditions specified in Section 1 and paragraphs 2A through 2G, inclusive, have been fully satisfied;

               (ii) certified copies of (a) the resolutions duly adopted by the Western PCS board of directors authorizing the execution, delivery, and performance of this Agreement and each of the other agreements contemplated hereby, the filing of the Certificate of Designation referred to in paragraph 2B, the issuance and sale of the Series A Preferred, the reservation for issuance upon conversion of the Series A Preferred of an aggregate number of shares of Western PCS Common Stock equal to the number of shares of Series A Preferred purchased by the Purchasers and the consummation of all other transactions contemplated by this Agreement, and
     (b) the resolutions duly adopted by WWC's board of directors authorizing the execution, delivery and performance of this Agreement, the Stockholders Agreement, and each of the other agreements contemplated hereby, the authorization of the Exchange Rights, the reservation for issuance upon exchange of the Series A Preferred of an aggregate number of shares of WWC Common Stock equal to the number of shares of Series A Preferred purchased by the Purchasers and the consummation of all other transactions contemplated by this Agreement;

               (iii) certified copies of the Company's Certificate of Incorporation, the Certificate of Designation, and the Company's bylaws, each as in effect at the Closing;

               (iv) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal); and

               (v) such other documents relating to the transactions contemplated by this Agreement as any Purchaser or its special counsel may reasonably request.

          2H.  Proceedings.  All corporate and other proceedings taken or
               -----------
required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to each Purchaser.

          2I.  Waiver.  Any condition specified in this Section 2 may be waived
               ------
if consented to by each Purchaser; provided that no such waiver shall be effective against any Purchaser unless it is set forth in a writing executed by such Purchaser.

          Section 3.  Covenants.
                      ---------

          3A.  Financial Statements and Other Information.
               ------------------------------------------

               (i) The Company shall deliver to each Purchaser (so long as such Purchaser holds any Series A Preferred or any Underlying Common Stock) and to each holder of the Series A Preferred:

          (a) as soon as available but in any event within 60 days after the end of each quarterly accounting period in each fiscal year, unaudited condensed and consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and condensed and consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the exclusion of footnote disclosure and normal year-end adjustments;

          (b) within 120 days after the end of each fiscal year, consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by, with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized national standing that is unqualified with respect to the scope of such firm's examination and the Company's status as a going concern; and

          (c) within ten days after transmission thereof, copies of all proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed.

               (ii) For purposes of this Agreement, the term "Purchaser" shall include any partner of a Purchaser who received shares of Series A Preferred or Underlying Common Stock pursuant to a distribution from or a liquidation of such Purchaser.

               (iii) For purposes of this Agreement and the Stockholders Agreement, all holdings of Series A Preferred and Underlying Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests.

               (iv) The provisions of paragraphs 3A and 3B shall cease to be effective when, and if, the Company is subject to the periodic reporting requirements of the Securities Exchange Act. Thereafter, the Company shall promptly provide to each Person otherwise entitled to receive information pursuant to this paragraph 3A all reports and other materials required to be furnished to shareholders pursuant to the periodic reporting requirements of the Securities Exchange Act.

          3B.  Inspection of Property.  The Company shall permit any
               ----------------------
representatives designated by any holder of at least 10% of the Series A Preferred, upon reasonable notice and during normal business hours and such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

          3C.  This provision intentionally left blank.

          3D.  Restrictions.  So long as any Series A Preferred remains
               ------------
outstanding, the Company shall not without approval by at least five members out of the seven members of the Company's board of directors, and subject to any shareholder voting requirements under Delaware law:

               (i) directly or indirectly declare or pay any dividends or make any distributions upon any of its equity securities other than the Series A Preferred;

               (ii) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's equity securities (including, without limitation, warrants, options and other rights to acquire equity securities) other than the Series A Preferred pursuant to the terms of the Certificate of Incorporation;

               (iii) except as expressly contemplated by this Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) unless the same are issued in connection with an acquisition of or Investment in a related business, (b) any equity securities (or any securities convertible into or exchangeable for any equity securities) which are senior to or on a parity with the Series A Preferred with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise or (c) except as contemplated herein, authorize or issue any additional Series A Preferred; provided, that nothing herein shall restrict the ability of the Company to sell and issue to up to $30,000,000 in the aggregate of newly issued Western PCS Common Stock, at $35 per share, to WWC.

               (iv) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a wholly-owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for (a) reasonable advances to employees in the ordinary course of business, (b) acquisitions of and Investments in companies in related businesses and (c) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government,
     (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million, (3) commercial paper with a rating of at least "Prime-111" by Moody's Investors Service, Inc. or (4) other short-term money market instruments such as bankers' acceptances;

               (v) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a wholly-owned Subsidiary);

               (vi) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 50% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Company's board of directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales in the ordinary course of business), except as permitted by the last paragraph of this paragraph 3D below;

               (vii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into partnership form);

               (viii) become subject to, or permit any of its Subsidiaries to become subject to, any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or (b) the Company's right or ability to perform its obligations under this Agreement and the Certificate of Designation (including, without limitation, provisions relating to payment of dividends on and making redemptions and conversions of the Series A Preferred);

               (ix) except as expressly contemplated by this Agreement, make any amendment to the Certificate of Incorporation, or the Company's bylaws, or file any resolution of the board of directors with the Delaware Secretary of State containing any provisions, which would increase the number of authorized shares of the Series A Preferred or adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred or the Underlying Common Stock under this Agreement, the Certificate of Incorporation, the Company's bylaws or the Registration Agreement;

               (x) enter into, or permit any Subsidiary to enter into, any transaction with any of its or any Subsidiary's officers, directors, employees or Affiliates, except (a) normal employment arrangements and benefit programs on reasonable terms, (b) any transaction between the Company and a director (or Affiliate of a director) in excess of $10,000 which has been approved by a majority vote of the disinterested members of the Company's board of directors, and (c) as otherwise expressly contemplated by this Agreement;

               (xi) amend or modify any stock option plan or employee stock ownership plan as in existence as of the Closing, adopt any new stock option plan or employee stock ownership plan or issue any shares of Common Stock to its or its Subsidiaries' employees; or

               (xii) use the proceeds from the sale of the Series A Preferred other than for (a) the acquisition of broadband licenses issued by the Federal Communications Commission for nonwireline personal communications services ("PCS Licenses"), (b) the construction and expansion of the PCS systems and operations authorized by the PCS Licenses, (c) acquisitions of or investments in related PCS businesses, (d) payment, repayment, and servicing of bank debt, and (e) other general corporate purposes in connection with (a) through (d) above.

          3E.  Affirmative Covenants.  So long as any Series A Preferred remains
               ---------------------
outstanding, the Company shall, and shall cause each Subsidiary to:

               (i) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

               (ii) maintain and keep its properties in good repair, working order and condition in all material respects, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times in all material respects;

               (iii) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies to the extent to which the failure to pay or discharge such obligations would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

               (iv) comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

               (v) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole;

               (vi) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business; and

               (vii) maintain proper books of record and account which fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied.

          3F.  Compliance with Agreements.  The Company shall perform and
               --------------------------
observe all of its obligations to each holder of the Series A Preferred and all of its obligations to each holder of the Underlying Common Stock set forth in the Certificate of Designation, the Stockholders Agreement, and the Company's bylaws.

          3G.  Board of Directors.  So long as it holds shares of voting stock
               ------------------
of the Company, WWC shall vote all its shares to elect to the board of directors of the Company each of the following individuals: (i) John W. Stanton; (ii) three persons designated by Hellman and Friedman Capital Partners, II L.P., who will be, until further notice, David Bayer, John L. Bunce and Mitchell Cohen;
(iii) two persons designated by G.S. Capital Partners, L.P., who will include, until further notice, Terence O'Toole; and one person designated by Providence Media Partners, L.P., who will be, until further notice, Jonathan Nelson. The Company shall be restricted from taking the following actions without approval of at least five of the seven members of the board of directors:

               (i) incur Indebtedness and leasehold obligations in excess of $5 million in the aggregate;

               (ii) issue additional shares of capital stock of the Company or any options, warrants or rights to purchase or acquire shares of capital stock of the Company except as provided in the Certificate of Designation;

               (iii) purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any options, warrants or rights to purchase or acquire shares of capital stock of the Company except as provided in the Certificate of Designation;

               (iv) except on terms the Company in good faith believes to be reasonable and substantially the same as would result from an arms' length negotiation with a third party, enter into any transaction with WWC or any affiliate thereof,

               (v) undertake any recapitalization, reorganization, reclassifi cation, acquisition, consolidation, merger or other transaction with aggregate consideration in excess of $5 million; or

               (vi) undertake the sale of any assets or engage in any divestiture activities with aggregate consideration in excess of $5 million.

Without approval of at least six of the seven members of the board, the Company shall be restricted from purchasing PCS Licenses in FCC auctions subsequent to the round one PCS License auction or in the secondary market.

          Section 4.  Transfer of Restricted Securities.
                      ---------------------------------

               (i) Restricted Securities are transferable pursuant to (a) public offerings registered under the Securities Act, (b) Rule 144 of the Securities and Exchange Commission (or any similar rule then in force) if such rule is available and (c) subject to the conditions specified in subparagraph (ii) below, any other legally available means of transfer.

               (ii) In addition, in connection with the transfer of any Restricted Securities (other than a transfer described in subparagraph 4
     (i) (a) or (b) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. If the holder of the Restricted Securities delivers to the Company an opinion of like counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in paragraph 8C. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this paragraph and paragraph 8B.

          Section 5.  Representations and Warranties of the Company.  As a
                      ---------------------------------------------
material inducement to the Purchasers to enter into this Agreement and purchase the Series A Preferred, the Company hereby represents and warrants that:

          5A.  Organization and Corporate Power.  The Company is a corporation
               --------------------------------
duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. WWC is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the WWC and its Subsidiaries taken as a whole. WWC has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

          5B.  Capital Stock and Related Matters.
               ---------------------------------

               (i) As of the Closing and immediately thereafter, the authorized capital stock of WWC shall consist of (a) 25,000,000 shares of WWC Common Stock, of which 14,529,897 shares shall be issued and outstanding, the number of shares of WWC Common Stock equal to the number of shares of Series A Preferred purchased by the Purchasers shall be reserved for issuance upon exchange of the Series A Preferred, and 1,050,000 shares shall be reserved for issuance to WWC employees under its 1994 Management Incentive Stock Option Plan. As of the Closing, neither WWC nor any Subsidiary shall have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, except for the Series A Preferred and the Exchange Rights and except as otherwise described herein. As of the Closing, neither WWC nor any Subsidiary shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth herein and except pursuant to the Certificate of Incorporation. As of the Closing, all of the outstanding shares of WWC's capital stock shall be validly issued, fully paid, and nonassessable.

               (ii) As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 6,000,000 shares of preferred stock, of which 6,000,000 shares shall be designated as Series A Preferred (the total number of shares of which as are listed on the Schedule of Purchasers shall be issued and outstanding), (b) 7,000,000 shares of Common Stock, $0.001 par value each, of which 28,572 shares shall be issued and outstanding and that number of shares of Common Stock equal to the total number of shares of Series A Preferred that are issued and outstanding shall be reserved for issuance upon conversion of the Series A Preferred. As of the Closing, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid, and nonassessable.

               (iii) Except for rights granted in the Stockholders Agreement, there are no statutory or contractual stockholders' preemptive rights or rights of first refusal with respect to the issuance of the Series A Preferred hereunder, the issuance of Western PCS Common Stock upon the conversion of the Series A Preferred, or the issuance of the WWC Common Stock upon the exchange of the Series A Preferred. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and neither the offer, sale and issuance of the Series A Preferred or the Exchange Rights hereunder requires registration under the Securities Act or any applicable state securities laws.

          5C.  Authorization; No Breach.  The execution, delivery, and
               ------------------------
performance of this Agreement, the Shareholders Agreement, and all other agreements contemplated hereby to which either the Company or WWC is a party and the filing of the Certificate of

Designation have been duly authorized by the Company. This Agreement, the Shareholders Agreement, the Certificate of Designation, and all other agreements contemplated hereby each constitutes a valid and binding obligation of the Company and of WWC, as the case may be, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement, the Shareholders Agreement and all other agreements contemplated hereby to which the Company is a party, the offering, sale, and issuance of the Series A Preferred hereunder, the issuance of the Common Stock upon conversion of the Series A Preferred, the issuance of the WWC Common Stock upon the exchange of the Series A Preferred, the filing of the Certificate of Designation, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon WWC's, the Company's, or any Subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Certificate of Designation or the Articles of Incorporation or bylaws of WWC, the Company, or any Subsidiary, or any law, statute, rule or regulation to which WWC, the Company, or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which WWC, the Company, or any Subsidiary is subject.

          5D.  Closing Date.  The representations and warranties of WWC and the
               ------------
Company contained in this Section 5 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to any Purchaser shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

          Section 6.  Definitions.  For the purposes of this Agreement, the
                      -----------
following terms have the meanings set forth below:

          "Affiliate" means any Person which controls, is controlled by or is
           ---------
under common control with another Person.

          "Agreement" means this Western PCS Corporation Series A Preferred
           ---------
Stock Purchase Agreement.

          "Certificate of Designation" shall have the meaning set forth in
           --------------------------
Section 2B hereof.

          "Closing" shall have the meaning set forth in Section 1C hereof.
           -------

          "Company" or "Western PCS" shall mean Western PCS Corporation, a
           -------
Delaware Corporation that is a subsidiary of WWC.

          "Exchange Rights" shall have the meaning set forth in Section 7
           ---------------
hereof.

          "Expiration Date" means the last date specified in the Subscription
           ---------------
Agreement for acceptance of the Subscription to purchase shares by the Purchasers, which is 11:59 p.m. Pacific standard time on the thirtieth (30th) day after the earlier of (i) December 31, 1995, (ii) the day of the cancellation or completion of that portion of the Auctions (defined in the Subscription Agreement) known as the Round One PCS Auction, provided that the Issuer (defined in the Subscription Agreement) has at such time been unsuccessful in obtaining the right to complete the purchase of any PCS Licenses, or (iii) the date of written notice of the cancellation of the Subscription by the Issuer, provided that in the event the Issuer shall have been the high bidder on any PCS License the rights to which have been contested, the Expiration Date shall be extended until the ninetieth (90th) day after the final determination of the contested issue.

          "Indebtedness" shall mean at a particular time, without duplication
           ------------
(i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) or any commitment by which any Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness guaranteed in any manner by any Person, including guarantees in the form of an agreement to repurchase or reimburse, and (iii) obligations under capitalized leases in respect of which obligations any Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations any Person assures a creditor against loss.

          "Investment" as applied to any Person means (i) any direct or indirect
           ----------
purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

          "Officer's Certificate" means a certificate signed by a company's
           ---------------------
chief executive officer or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

          "Organic Change" shall have the meaning set forth in Section 7F
           --------------
hereof.

          "PCS Licenses" shall have the meaning set forth in Section 3D(xii)
           ------------
hereof.

          "Person" means an individual, a partnership, a corporation, an
           ------
association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Public Offering" means the sale in an underwritten public offering
           ---------------
registered under the Securities Act of shares of the Company's Common Stock having an aggregate value of at least $100 million.

          "Purchasers" shall mean the Persons listed on the signature pages and
           ----------
on the Schedule of Purchasers attached hereto (referred to collectively herein as the "Purchasers" and individually as a "Purchaser").

          "Restricted Securities" means (i) the Series A Preferred issued
           ---------------------
hereunder, (ii) the Western PCS Common Stock issued upon conversion of Series A Preferred, (iii) the WWC Common Stock issued on any exercise of the Exchange Rights, and (iv) any securities issued with respect to the securities referred to in clauses (i), (ii), or (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in paragraph 8B have been delivered by the Company in accordance with paragraph 4(ii). Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in paragraph 8B.

          "Securities Act" means the Securities Act of 1933, as amended, or any
           --------------
similar federal law then in force.

          "Securities Exchange Act" means the Securities Exchange Act of 1934,
           -----------------------
as amended, or any similar federal law then in force.

          "Securities and Exchange Commission" includes any governmental body or
           ----------------------------------
agency succeeding to the functions thereof.

          "Series A Preferred" shall have the meaning set forth in Section 1A
           ------------------
hereof.

          "Stockholders Agreement" shall have the meaning set forth in Section
           ----------------------
2D hereof.

          "Subscription Agreement" shall mean the that certain Subscription
           ----------------------
Agreement, dated November 30, 1994, by which the Purchaser, as a Subscriber, subscribed to purchase the Series A Preferred on the certain terms specified therein.

          "Subsidiary" means, with respect to any Person, any corporation,
           ----------
partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

          "Underlying Common Stock" means (i) the Western PCS Common Stock
           -----------------------
issued or issuable by the Company upon conversion of the Series A Preferred and
(ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization by the Company. Any Person who holds Series A Preferred shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Series A Preferred in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series A Preferred. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) upon a Public Offering.

          "Western PCS Common Stock" shall have the meaning set forth in Section
           ------------------------
1A hereof.

          "Western PCS" shall mean Western PCS Corporation, a Delaware
           -----------
Corporation that is a subsidiary of WWC.

          "WWC" shall mean Western Wireless Corporation, a Delaware corporation.
           ---

          "WWC Common Stock" shall have the meaning set forth in Section 1A
           ----------------
hereof.

          Section 7.  Exchange Rights.  Subject in each case below to any
                      ---------------
required approval by the Federal Communications Commission and to compliance with the terms of any applicable borrowing facilities of either or both of WWC and the Company, the following exchange rights ("Exchange Rights") shall apply with respect to the Series A Preferred:

          7A.  Exchange Rights of Purchaser.  At any time after August 1, 1995,
               ----------------------------
holders of at least 30% of the outstanding Series A Preferred can cause the exchange of all, but not less than all, of their Series A Preferred into WWC Common Stock on the basis of one share of WWC Common Stock for each one share of Underlying Common Stock of the Company held by such holders, subject to adjustment as set forth in paragraph 7E. To cause such an exchange, holders constituting at least 30% of the outstanding Series A Preferred shall deliver written notice of the same to WWC and WWC shall, in turn, likewise, and within 15 days of such original written notice, deliver written notice to all holders of Series A Preferred. Each such holder shall have 15 days to respond in writing to the notice and, if it so chooses, agree, contemporaneously with the noticed exchange, to exchange all, but not less than all, of such holder's Series A Preferred, provided that if at any time an aggregate of 70% of the Series A Preferred as originally issued is to be or has been so exchanged, then all shares of Series A Preferred shall at such time be exchanged. The date of the exchange by the holders of at least 30% of the Series A Preferred plus any other holders who contemporaneously exchange their shares will be the date the original written notice of such exchange is delivered to WWC. The date of any subsequent exchange shall be the date the original written notice of the same is delivered to WWC. WWC will, following any such exchange, implement administrative procedures that will cause the cancellation of the exchanged Series A Preferred shares and reissuance at the applicable exchange ratio as shares of WWC Common Stock with appropriate restrictive legends.

          7B.  Exchange Rights of WWC.  At any time, WWC can cause the exchange
               ----------------------
of all, but not less than all, of the Series A Preferred into WWC Common Stock on the basis of one share of WWC Common Stock for each one share of Underlying Common Stock of the Company held by the Purchaser, subject to adjustment as set forth in paragraph 7E. To cause such an exchange, WWC shall deliver written notice of the same to all holders of Underlying Common Stock. The date of the exchange will be the date the written notice is first mailed or transmitted by WWC. WWC will thereafter implement administrative procedures that will cause the cancellation of the Series A Preferred shares and reissuance at the applicable exchange ratio as shares of WWC Common Stock with appropriate restrictive legends.

          7C.  Exchange on Public Offering.  In the event WWC intends to effect
               ---------------------------
a Public Offering of any WWC Common Stock, it shall notify all holders of Series A Preferred of the same. In advance of the Public Offering, the Exchange Rights described in 7A and 7B above may be conditionally exercised individually, without regard to the 30% requirement, by each of the holders of said rights to be effective at and as of the effective date of the Public Offering. To cause such a conditional exchange, the holder wishing to cause such an exchange of some or all of the Series A Preferred held by such holder shall deliver written notice of the same to WWC within twenty (20) days following notification by WWC of the pendency of the Public Offering. The date of the exchange will be the effective date of the Public Offering. WWC will thereafter implement administrative procedures that will cause the cancellation of the Series A Preferred shares and reissuance at the applicable exchange ratio as shares of WWC Common Stock with any necessary and appropriate restrictive legends. In the event that the Public Offering does not become effective, the conditional exchange shall be deemed withdrawn. After the effective date of the Public Offering, the Exchange Rights may be exercised individually, without regard to the 30% requirement, by each of the holders of said rights at any time.

          7D.  Exchange on Dissolution.  On and at the time of dissolution of
               -----------------------
the Company for any reason whatsoever, all Series A Preferred shall automatically be deemed exchanged into WWC Common Stock immediately prior to such dissolution on the basis of one share of WWC Common Stock for each one share of Underlying Common Stock of the Company then held by the Purchaser, subject to adjustment as set forth in paragraph 7E.

          7E. Increase or Combination of WWC Common Stock.  If WWC at any time
              -------------------------------------------
(i) pays a dividend or makes a distribution in shares of its capital stock, (ii) issues by reclassification, or (iii) subdivides (by any stock split, recapitalization or otherwise) one or more classes of its outstanding shares of WWC Common Stock into a greater number of shares, the exchange ratio in effect immediately prior to such increase shall be proportionately adjusted, and if WWC at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of WWC Common Stock into a smaller number of shares, the exchange ratio in effect immediately prior to such combination shall be proportionately adjusted, in each case to allow to the holders of the Series A Preferred the full benefit and effect of the increase or combination as if the Series A Preferred had been exchanged for WWC Common Stock immediately prior to the increase or combination, as the case may be.

          7F.  Reorganization, Reclassification, Consolidation, Merger or Sale.
               ---------------------------------------------------------------
Any recapitalization, reorganization, reclassification, acquisition, consolidation, merger, sale of all or substantially all of WWC's assets to another Person or other transaction which is effected in such a manner that holders of WWC Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for WWC Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, WWC shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that each of the holders of Series A Preferred shall thereafter have the right to exchange for and receive, in lieu of or in addition to (as the case may be) the shares of WWC Common Stock, immediately theretofore acquirable and receivable upon the exchange of such holder's Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had exchanged its Series A Preferred immediately prior to such Organic Change. In the event of an Organic Change, WWC shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that the provisions of this
Section 7 hereof shall thereafter be applicable to the Series A Preferred. WWC shall not effect any Organic Change unless prior to the consummation thereof, the successor corporation (if other than WWC) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          Section 8.  Miscellaneous.
                      -------------

          8A.  Remedies.  Each holder shall have all rights and remedies set
               --------
forth in this Agreement, the Certificate of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

          8B.  Purchaser's Investment Representations.  Each Purchaser hereby
               --------------------------------------
represents that it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent any Purchaser and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 4 hereof. Each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form:

     "The securities represented by this certificate were originally issued on __________, 1995 and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Purchase Agreement, dated as of __________, 1995, between the issuer (the "Company") and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge."

          8C.  Consent to Amendments.  Except as otherwise expressly provided
               ---------------------
herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of at least 70% of the outstanding Series A Preferred; provided that if there is no Series A Preferred outstanding, so long as there is any Underlying Common Stock outstanding, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, only if the Company has obtained the written consent of the holders of at least 70% of the Underlying Common Stock. No other course of dealing between the Company and the holder of any Series A Preferred or Underlying Common stock or any delay in exercising any rights hereunder or under the Certificate of Incorporation shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares of Series A Preferred or Underlying Common Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding. If the Company pays any consideration to any holder of Series A Preferred or Underlying Common Stock for such holder's consent to any amendment, modification or waiver hereunder, the Company shall also pay each other holder granting its consent hereunder equivalent consideration computed on a pro rata basis.

          8D.  Survival of Representations and Warranties.  All representations
               ------------------------------------------
and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

          8E.  Successors and Assigns.  Except as otherwise expressly provided
               ----------------------
herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser's benefit as a purchaser or holder of Series A Preferred or Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Series A Preferred or such Underlying Common Stock.

          8F.  Severability.  Whenever possible, each provision of this
               ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          8G.  Counterparts.  This Agreement may be executed simultaneously in
               ------------
two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

          8H.  Descriptive Headings.  The descriptive headings of this Agreement
               --------------------
are inserted for convenience only and do not constitute a Section of this Agreement.

          8I.  Governing Law.  The corporate law of Delaware shall govern all
               -------------
issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by the internal law, and not the law of conflicts, of Delaware.

          8J.  Notices.  All notices, demands or other communications to be
               -------
given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Purchaser at the address indicated on the Schedule of Purchasers and to WWC and the Company at the respective addresses indicated below:

          Western PCS Corporation
          c/o 330 120th Avenue NE, Suite 200
          Bellevue, WA  98005
          Attention:  CEO

          Western Wireless Corporation
          330 120th Avenue NE, Suite 200
          Bellevue, WA  98005

          Attention:  CEO

          With Copies in each case to:

          G. Scott Greenburg
          Preston Gates & Ellis
          701 Fifth Avenue, Suite 5000
          Seattle, WA 98104-7078

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

          8K.  Entire Agreement.  Except as otherwise expressly set forth
               ----------------
herein, this document, the Subscription Agreement, and the exhibits annexed hereto and incorporated by reference herein collectively embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          8L.  Understanding Among the Purchasers.  The determination of each
               ----------------------------------
Purchaser to purchase the Series A Preferred pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of WWC and the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the other Purchasers that no other Purchaser has acted as an agent of any other Purchaser in connection with making its investment hereunder and that no other Purchaser shall be acting as an agent of any other Purchaser in connection with monitoring its investment hereunder.

          8M.  Holdback Agreement.  Each Purchaser agrees not to effect any
               ------------------
public sale or distribution of the Company's equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (as such terms are defined in the Stockholders Agreement) unless the underwriters managing the registered public offering otherwise agree. The restrictions on the transfer of Underlying Common Stock set forth in this paragraph 8M will continue with respect to each share of Underlying Common Stock until the date on which such share of Underlying Common Stock has been transferred in a Public Offering (as such term is defined in the Stockholders Agreement).

          8N.  Transferability. Except in the event of a Public Offering (as
               ---------------
said term is defined in the Stockholders Agreement), and subject to the terms of the Stockholders Agreement among the Company, WWC, and certain WWC investors, originally dated as of July 29, 1994, as amended, for all signatories thereto, no Purchaser may sell the Series A Preferred purchased hereunder to another party unaffiliated with such Purchaser without the prior written consent of the Company and any attempt to do so shall be null and void. All transfers must be in compliance with the terms of the borrowing facilities of both WWC or the Company.

          8O.  Control, Liability and Expenses.  WWC shall make available
               -------------------------------
individuals and provide services in connection with management of the Company. WWC shall not be responsible for any liabilities of the Company unless and to the extent of its investment in the Company and applicable law. All costs and expenses incurred by WWC in establishing the Company, raising equity capital (including the sale of the Series A Preferred), arranging for lenders and financing, and acquiring assets, supplies, and equipment shall be reimbursed by the Company in a timely manner.

          8P.  No Ownership in Other PCS License or Related Entity.  Each
               ---------------------------------------------------
Purchaser hereby represents and warrants that it has not obtained and will not obtain direct or indirect ownership or control, or rights to obtain direct or indirect ownership or control, of (i) a 5% or greater interest, in the aggregate, in any PCS License for a Designated Market (as defined below), or
(ii) any entity, other than WWC or Western PCS, that has a 5% or greater interest, in the aggregate, in any PCS License for a Designated Market. For the purposes hereof, a "Designated Market" shall mean a market in which WWC operates a cellular business or for which WWC holds a cellular license or a market that has been named by Western PCS as a target market in its filings with the FCC with respect to the Auctions for PCS Licenses.

          8Q.  Receipt of and Reliance on Offering Materials.  Each Purchaser
               ---------------------------------------------
has received a copy of the Western Wireless Corporation Accredited Investor Offering Materials, dated April 1995, together with all exhibits thereto (collectively, the "Materials"), has reviewed the Materials and is familiar with the same, and in purchasing the Series A Preferred and making the investment contemplated herein, has relied solely on the Materials and on such other materials provided by the Company and WWC that such Purchaser deems appropriate.

          Executed as of April 10, 1995.


WESTERN WIRELESS CORPORATION                  WESTERN PCS CORPORATION


  /s/ John W. Stanton                        /s/ John W. Stanton
- -----------------------------                --------------------------------

John W. Stanton              John W. Stanton
Chief Executive Officer      Chief Executive Officer

PURCHASER                                       NO. SHARES      CONSIDERATION
                                                PURCHASED

HELLMAN & FRIEDMAN CAPITAL                      416,658         $14,583,030
PARTNERS II, L.P., a California limited
partnership
By: Hellman & Friedman Investors, L.P. its
    general partner
By: Hellman & Friedman Investors, Inc., its
    general partner


By:  /s/ Mitchell R. Cohen
   --------------------------------
      Name: Mitchell R. Cohen
      Title: Vice President


H&F ORCHARD PARTNERS L.P., a California            5,314          $185,990
limited partnership
By: H&F Orchard Investors, L.P., its general
    partner
By: H&F Orchard Investors, Inc., its general
    partner



By:  /s/ Mitchell R. Cohen
   ---------------------------------
      Name: Mitchell R. Cohen
      Title: Vice President

H&F INTERNATIONAL PARTNERS, L.P., a             6,600          $231,000
California limited partnership
By: H&F International Investors, L.P. its
    general partner
By: H&F International Investors, Inc., its
    general partner


By:  /s/ Mitchell R. Cohen
  -----------------------------------------
       Name: Mitchell R. Cohen
       Title: Vice President


  /s/ John W. Stanton                            22,857         $799,995
- --------------------------------------------
JOHN W. STANTON and


  /s/ Theresa E. Gillespie
- --------------------------------------------
THERESA E. GILLESPIE



GS CAPITAL PARTNERS, L.P.                       186,772      $6,537,020
By: GS Advisors L.P., its General Partner
By: GS Advisors, Inc., its General Partner


By:  /s/ Terence O'Toole
   -----------------------------------------
      Name: Terence O'Toole
      Title: Vice President

GS CAPITAL PARTNERS MEDIA HOLDING I,                  98,942         $3,462,970
L.P.
By:  GS Capital Partners, L.P., its General Partner
By:  GS Advisors, L.P., its General Partner
By:  GS Advisors, Inc., its General Partner



By:  /s/ Terence O'Toole
   ---------------------------------
      Name: Terence O'Toole
      Title: Vice President


STONE STREET FUND 1992, L.P.                          7,160            $250,600
By:  Stone Street Performance Corp.,
     its General Partner


By:  /s/ Richard A. Friedman
   -----------------------------------
      Name: Richard A. Friedman
      Title: Vice President



BRIDGE STREET FUND 1992, L.P.                         4,269           $149,415
By:  Stone Street Performance Corp., its
     Managing General Partner



By:  /s/ Richard A. Friedman
   -----------------------------------
      Name: Richard A. Friedman
      Title: Vice President

PROVIDENCE MEDIA PARTNERS L.P.                  91,429           $3,200,015
By:   Providence Media GP Limited Partnership
Its:  General Partner
By:   Providence Ventures L.P.
Its:  General Partner


By:  /s/ Jonathan M. Nelson
   ---------------------------------------
       Name: Jonathan M. Nelson
       Title: General Partner


BAYER INVESTMENT GROUP                           5,714            $199,990

By:   David A. Bayer Trust u/a/d August 21, 1992



By:  /s/ David A. Bayer, Trustee
   ---------------------------------------
      David A. Bayer, Trustee



TORONTO DOMINION INVESTMENTS, INC.              14,286          $500,010



By:  /s/ Frederic B. Hawley
   ---------------------------------------
      Name: Frederic B. Hawley
      Title: Assistant Vice President

PURCHASER                               NO. SHARES      CONSIDERATION
                                        PURCHASED

HELLMAN & FRIEDMAN CAPITAL              1,666,629         $58,332,015
PARTNERS II, L.P., a California limited
partnership
By: Hellman & Friedman Investors, L.P. its
    general partner
By: Hellman & Friedman Investors, Inc., its
    general partner


By:  /s/ Mitchell R. Cohen
   --------------------------------------
      Name: Mitchell R. Cohen
      Title: Vice President


H&F ORCHARD PARTNERS L.P., a California     21,257            $743,995
limited partnership
By:  H&F Orchard Investors, L.P., its general
     partner
By:  H&F Orchard Investors, Inc., its general
     partner



By:  /s/ Mitchell R. Cohen
   ------------------------------------
      Name: Mitchell R. Cohen
      Title: Vice President

H&F INTERNATIONAL PARTNERS, L.P. a              26,400          $924,000
California limited partnership
By:  H&F International Investors, L.P., its
     general partner
By:  H&F International Investors, Inc., its
     general partner


By:  /s/ Mitchell R. Cohen
   ---------------------------
      Name: Mitchell R. Cohen
      Title: Vice President


  /s/ John W. Stanton                           62,586         $2,199,960
- ------------------------------
JOHN W. STANTON and


  /s/ Theresa E. Gillespie
- -----------------------------
THERESA E. GILLESPIE



GS CAPITAL PARTNERS, L.P.                      747,090         $26,148,150
By: GS Advisors L.P., its General Partner
By: GS Advisors, Inc., its General Partner



By:  /s/ Terence M. O'Toole
   ------------------------
      Name: Terence M. O'Toole      Title: Vice President

GS CAPITAL PARTNERS MEDIA HOLDING I,               395,767       $13,851,845
L.P.
By: GS Capital Partners L.P., its General Partner
By: GS Advisors L.P., its General Partner
By: GS Advisors, Inc., its General Partner



By:  /s/ Terence M. O'Toole
   ------------------------------
      Name: Terence M. O'Toole
      Title: Vice President


STONE STREET FUND 1992, L.P.                      28,640         $1,002,400
By:  Stone Street Performance Corp.,
     its General Partner


By:  /s/ C.H. Skodinski
   ------------------------------
      Name: C.H. Skodinski
      Title: Vice President



BRIDGE STREET FUND 1992, L.P.                   17,074            $597,590
By:  Stone Street Performance Corp., its
     Managing General Partner



By:  /s/ C.H. Skodinski
   --------------------------------
      Name: C.H. Skodinski
      Title: Vice President

PROVIDENCE MEDIA PARTNERS L.P.                     365,714         $12,799,990
By:  Providence Media GP Limited Partnership
Its: General Partner
By:  Providence Ventures L.P.
Its: General Partner


By:  /s/ Jonathan M. Nelson
   ----------------------------------
       Name:
       Title:


BAYER INVESTMENT GROUP                             22,857            $799,995

By:  David A. Bayer Trust u/a/d August 21, 1992



By:  /s/ David A. Bayer
   ----------------------------------
       David A. Bayer, Trustee



TORONTO DOMINION INVESTMENTS, INC.                 57,143          $2,000,005



By:  /s/ Frederic B. Hawley
   ----------------------------------
      Name: Frederic B. Hawley
      Title: Assistant Vice President



TOTALS                                          3,411,427     $119,319,945.00
- ------
                                  154